EXHIBIT 11


                      STATEMENT REGARDING COMPUTATION
                           OF PER SHARE EARNINGS
                (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
                -------------------------------------------



Proceeds upon exercise of options           $  39,443           $  39,44
Market price of shares
     Closing                                                    $  21.75
     Average                                $   22.79
Treasury shares purchasable from option
  proceeds                                      1,730              1,813
Option shares outstanding                       1,991              1,991
Common stock equivalents (excess shares
  under option over treasury shares that
  could be repurchased)                           261                178
Average number of shares outstanding           58,353             58,353
Total of common and common equivalent
  shares                                       58,614             58,531
Net income for the period                   $  57,255         $   57,255
Earnings per share                          $     .98         $      .98
Reported earnings per share                 $     .98     Not Applicable
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